UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 02, 2024

CAMBIUM NETWORKS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38952	00-0000000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Cambium Networks, Inc. 2000 Center Drive, Suite East A401
Hoffman Estates, Illinois		60192
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 345 814-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.0001 par value	CMBM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) As a result of the appointment of Mr. Jacob Sayer as Chief Financial Officer of the Company effective April 8, 2024 (the “Effective Date”), Mr. John Becerril will step down as interim Chief Financial Officer and principal financial officer effective the Effective Date. Mr. Becerril will remain as Cambium Networks’ Global Controller and principal accounting officer.

(c) On April 2, 2024 Cambium Networks Corporation (the “Company”) announced the appointment of Jacob Sayer as Chief Financial Officer of the Company, effective the Effective Date.

Prior to joining Cambium Networks, Mr. Sayer has had various roles at Sensata Technologies Holding plc, including Vice President, Finance – Investor Relations from April 2020 to March 2024; Vice President, CFO, Industrial, Aerospace and Heavy Vehicle Business Units from January 2019 to April 2020; Vice President, CFO, Automotive Sensors Business Unit from January 2016 to January 2019; Treasurer and Vice President Investor Relations from November 2014 to January 2016; and Vice President of Investor Relations and Global Communications from May 2012 to November 2014. From 2009 to 2012, Mr. Sayer was Vice President, Corporate Development, Treasurer and Investor Relations at Avago Technologies Ltd. (now part of Broadcom Inc.). Prior to that, Mr. Sayer held various investment banking roles at multiple firms, including UBS Investment Bank; Donaldson, Lufkin & Jenrette International; Cowen & Company; and Merrill Lynch & Co. Mr. Sayer holds a B.S. in Mathematics and Economics from Tulane University, and an M.B.A. from the University of California, Berkeley, Haas School of Business.

In connection with Mr. Sayer’s appointment, the Compensation Committee of the Board of Directors of the Company approved the following compensation arrangements for Mr. Sayer as of the Effective Date: (1) an annual base salary of $400,000; and (2) an annual target cash incentive opportunity of 50% of his annual base salary. Additionally, the Company will grant Mr. Sayer equity awards under the Company’s 2019 Share Incentive Plan (the “Plan”) in the form of (1) options (“Options”) to receive 200,000 ordinary shares of the Company and (2) restricted stock units (“RSUs”) to receive 30,000 ordinary shares of the Company. The Options and RSUs will, in each case, vest 25% on the one-year anniversary of the grant date, with the remaining 75% vesting on a quarterly basis over the 36 months following the initial vesting date. The Options and RSUs will each be subject to the terms and conditions of the Plan and will both fully vest in the event a change in control (as such term is defined in the Plan) occurs and within one year following such change in control, Mr. Sayer is terminated by the Company without cause (as defined in the award agreement) or Mr. Sayer resigns for good reason (as defined in the award agreement). In the event Mr. Sayer’s employment is terminated by the Company without cause prior to a change in control, Mr. Sayer will receive six months of base salary paid over the six-month period following the termination.

Mr. Sayer will be eligible to participate in the Company’s standard employee benefit programs available to similarly situated officers, including medical, dental, life, 401(k), accidental life and dismemberment, and disability benefits.

There are no family relationships between Mr. Sayer and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

The above summary of the terms of Mr. Sayer's employment does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.49 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.49	Employment agreement, dated as of March 11, 2024, between Cambium Networks, Inc. and Jacob Sayer
99.1	Press release dated April 2, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM NETWORKS CORPORATION

Date:	April 2, 2024	By:	/s/ Sally J. Rau
		Name: Title:	Sally Rau General Counsel